Exhibit 99.2

SUPPLEMENTAL RISK FACTORS

Parkway Properties, Inc. recently completed a previously disclosed combination with Eola Capital LLC and certain of its affiliates. As a result, we are subject to certain risks as described below.

Our third party management and leasing agreements are subject to the risk of termination and non-renewal.

Our third party management and leasing agreements, including but not limited to those acquired through our recent combination with Eola Capital LLC and certain of its affiliates, are subject to the risk of possible termination under certain circumstances, including our failure to perform as required under these agreements, and to the risk of non-renewal by the property owner upon expiration or renewal on terms less favorable to us than the current terms. We estimate that management and leasing agreements representing approximately one third of Eola's 2010 gross fee revenues expire or are contractually terminable within the twelve month period following closing. If management and leasing agreements are terminated, or are not renewed upon expiration, our expected revenues will decrease and the market price of our common stock may be adversely affected.

While a portion of the purchase consideration we paid for the Eola third party management business is subject to an earn out arrangement based primarily on the gross fee revenues from the third party management business during the approximately 18 months following closing, we also paid approximately $32.4 million in cash at the closing. If management and leasing agreements are terminated, or not renewed, and consequently the revenues from the management business decline, we will not be entitled to any refund of the cash amounts paid by us at closing. We can provide no assurance that any of our management and leasing agreements will be renewed upon the expiration of the current term or otherwise will not be terminated.

Our business and operating results could be negatively affected if we are unable to integrate acquisitions successfully.

Integration of acquisitions involves a number of significant risks, including the diversion of management's attention to the assimilation of the operations of the acquired businesses or assets, difficulties in the integration of operations and systems; the inability to realize potential operating synergies; difficulties in the assimilation and retention of the personnel of the acquired companies; accounting, regulatory or compliance issues that could arise, including internal control over financial reporting; and challenges in retaining the customers of the combined businesses. Further, acquisitions may have a material adverse impact on our operating results if unanticipated expenses or charges to earnings were to occur, including unanticipated operating expenses and depreciation and amortization expenses over the useful lives of certain assets acquired, as well as costs related to potential impairment charges, assumed litigation and unknown liabilities. If we are unable to successfully integrate our recent and future acquisitions in a timely and cost-effective manner, our operating results could be negatively affected.